EXHIBIT 99.1

Press Release

Tut Systems Completes Acquisition of VideoTele.com

PLEASANTON, Calif., November 7, 2002 — Tut Systems, Inc. (Nasdaq: TUTS), a leading provider of broadband systems for residential and multi-tenant unit markets, announced today that it has completed its acquisition of VideoTele.com (“VTC”), a subsidiary of Tektronix, Inc. The transaction, which was approved this week by the shareholders of VTC, is expected to enable Tut Systems to deliver digital headend and high-capacity digital video switching products for telecommunication service providers. Tut Systems also plans to capitalize on VTC’s industry leading video trunking solutions and its own broadband data transport products for government, education and private campus environments.

Under the terms of the agreement, Tektronix will receive 3,283,597 shares of Tut Systems’ common stock and a five-year note for approximately $3.59 million as total consideration for VTC. The final principal amount of the note shall be the difference between the transaction value of approximately $6.8 million and the final value of the common stock, as determined by computing the average closing price of Tut Systems stock, not to exceed $1.10 per share, from October 28, 2002 through November 29, 2002, a period of 32 days. The final principal amount of the note will decrease from the amount determined on the closing date if the average closing price increases over the 32 day period and the final principal amount of the note will increase if the average closing price decreases over the 32 day period.

“We are very pleased with how quickly and efficiently we were able to close this transaction,” commented Sal D’Auria, president and CEO of Tut Systems. “It is a true testament to the expertise and quality of the VTC management team.”

Tut Systems will host a conference call at 2 p.m. Pacific Time on Wednesday, November 13, 2002, to provide additional information and an update to its financial outlook post this transaction. The call can be accessed by dialing 800-939-8871 at least 5 minutes before start time or via the website at http://www.tutsystems.com. International participants may dial +1-706-643-1559. For callers within the United States accessing the conference call replay, please dial 800-642-1687, conference identification #6611252. International participants may dial +1-706-645-9291, conference identification #6611252. The replay will be available from 5 p.m. Pacific Time, November 13, 2002, through 5 p.m. Pacific Time, December 11, 2002, and will be available at http://www.tutsystems.com.

About Tut Systems
Tut Systems, Inc. (Nasdaq: TUTS) is the leading provider of next-generation, full-service systems optimized for provisioning broadband services within neighborhood (NDUs) and multi-tenant unit properties (MTUs). Tut’s full service gateways combine advanced technology in multi-layer real-time content switching, high-speed packet forwarding and MTU- and NDU- tuned transmission lines. Tut’s systems use the existing copper wiring in buildings to simultaneously deliver multiple broadband services such as interactive digital broadcast services and video-on-demand services (VOD) as well as advanced data, Internet access, and high-quality voice services.

Tut’s product line turns multiple edges of the network into the point of presence (POP) and intelligent edge of a service provider’s network – enabling Service Centric Networking, the ability to define, create and control an unlimited array of broadband services dynamically customized by application and by user. With Tut’s IntelliPOP™ platform, powered by Tut’s Signature Switch™ technology, Tut offers service providers the broadest range of full service systems in the industry – enabling a high rate of return on fiber and copper infrastructure investments.

More information on Tut and its products, including international availability, can be found at http://www.tutsystems.com, or by contacting Tut’s US headquarters in Pleasanton, California, at +1-925-460-3900 or 800-998-4888. Investor queries should be directed to 800-486-1241.

About VideoTele.com
VideoTele.com, Inc. offers Digital Headend solutions enabling home entertainment delivery via the broadband Internet. Building on 20 years of experience in video over telecommunications networks, VideoTele.com assists broadband providers with innovative products, strategic consulting, and premier performance in system integration and support. VideoTele.com’s Digital Headend solutions are used today by both domestic and international broadband providers committed to growing revenues by delivering broadband home entertainment packages over Full Service Networks. Headquartered in Lake Oswego, Oregon, U.S.A., VideoTele.com has offices in Chicago, U.S.A., the United Kingdom and China.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for Tut Systems, Inc.:
Various matters set forth in this press release are forward-looking statements, including, without limitation, statements relating to the acquisition of VTC by Tut. While Tut has completed the acquisition, there is no assurance that the expected benefits of the transaction will ever materialize. These statements are subject to many risks and uncertainties that could cause actual results to vary, including, without limitation, (1) the following risks associated with the acquisition: (a) conditions in the financial markets relevant to the acquisition, (b) the failure to achieve expected synergies and efficiencies of operations, (c) the risk of price fluctuation, (d) loss of major customers, (e) the ability to manage business integration, (f) risks associated with international sales and (g) operations and environmental regulations. Other risks regarding Tut’s forward-looking statements are detailed from time-to-time in Tut’s SEC filings and Reports, including, for example, its Form 10-K for the year ended December 31, 2001.

Corporate Contact:
Randy Gausman
Tut Systems, Inc.
(925) 460-3900
info@tutsys.com

Media Relations Contact:
Lisa Hawes
Sterling Communications, Inc.
(408) 395-5500
lhawes@sterlingpr.com